EXHIBIT 15

To the Board of Directors and Shareholder of
Allstate Life Insurance Company:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the three-month and nine-month periods ended September 30, 2006 and 2005, as indicated in our report dated November 6, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-100068	333-102934
333-102319	333-114560
333-102325	333-114561
333-104789	333-114562
333-105331	333-121691
333-112233	333-121693
333-112249
333-117685
333-119296
333-119706
333-121739
333-121741
333-121742
333-121745
333-121811
333-121812
333-123847
333-125937
333-129157
333-137625

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 6, 2006

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